Exhibit 99.1

NEWS RELEASE For Immediate Release

Rockwood Enters Definitive Agreement to Sell

Clay Based Additives Business

Princeton, NJ USA (July 28, 2013) — Rockwood Holdings, Inc. (NYSE: ROC) announced today it entered into a definitive agreement to sellits Clay Based Additives business to ALTANA Group, a German based global specialty chemical company for a purchase price of $635million, subject tocustomary adjustments.

A segment of Rockwood’s Performance Additives business, Clay Based Additives had 2012 sales of $191.4 million.This transaction is expected to close during the fourth quarter 2013 following receipt of certainregulatory approvals.

“The sale of Clay Based Additives is another step forward in the implementation of our long term business strategy to maximize shareholder value.” said Seifi Ghasemi, Chairman and Chief Executive Officer. “I want to thank our Clay Based Additives management team and employees for their dedication and execution over the past few years during a challenging macro-environment. We wish them well as they work with ALTANA to develop and grow their business platform.”

Lazard acted as Rockwood’s financial advisor and Hughes Hubbard & Reed LLP and Willkie Farr & Gallagher LLPas legal advisors.

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Clay Based Additives

The Clay Based Additives segment develops and manufactures a range of specialty rheology modifiers and additives. These products are used in a wide variety of applications to modify viscosity, thickness and flow characteristics, and keep solids in suspension. End products in which these additives are used include industrial and architectural coatings, oil and gas drilling fluids, consumer and household care products, and inks, paper and composites. It had net sales of $191.4 million, $202.3 million and $169.6 million for the years ended December 31, 2012, 2011 and 2010, respectively.

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ALTANA Group

The ALTANA Group, headquartered in Wesel, Germany, is a global company with sales of more than EUR 1.7 billion. ALTANA develops and produces high-quality, innovative products in the specialty chemicals business with the matching specialty products for coating manufacturers, paint and plastics processors, the printing and cosmetic industries, and the electrical and electronics industry. ALTANA has 42 production facilities,over 50 service and research laboratories and about 5,360 employees worldwide.

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Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,200 people and annual net sales of approximately $3.5 billion in 2012. Rockwood focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets. For more information on Rockwood, please visit www.rocksp.com.

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Contact:	Nahla A. Azmy
Vice President, Investor Relations& Communications
nazmy@rocksp.com
Phone: 609-524-1109

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This press release contains, and management may make, certain “forward-lookingstatements” within the meaning of the Private Securities Litigation Reform Act of1995. All statements other than statements of historical facts may be forwardlookingstatements. Words such as “may,” “will,” “should,” “could,” “likely,”“anticipates,” “intends,” “believes,” “estimates,” “expects,” “forecasts,” “plans,”“projects,” “predicts” and “outlook” and similar words and expressions are intendedto identify forward-looking statements.Examples of our forward-lookingstatements include, among others, statements relating to our outlook, our futureoperating results on a segment basis, our future Adjusted EBITDA and free cashflows, our share repurchase plans and our strategic initiatives. Although theyreflect Rockwood’s current expectations, they involve a number of known andunknown risks, uncertainties and other factors that could cause actual results todiffer materially from those expressed or implied, andarenot guarantees of futureperformance. These risks, uncertainties and other factors include, withoutlimitation, Rockwood’s business strategy; changes in general economic conditionsin North America and Europe and in other locations in which Rockwood currentlydoes business; competitive pricing or product development activities affectingdemand for Rockwood’s products; technological changes affecting production ofRockwood’s materials; fluctuations in interest rates, exchange rates and currencyvalues; availability and pricing of raw materials; governmental and environmentalregulations and changes in those regulations; fluctuations in energy prices;changes in the end-use markets in which Rockwood’s products are sold; hazardsassociated with chemicals manufacturing; Rockwood’s ability to access capitalmarkets; Rockwood’s high level of indebtedness; risks associated with competitionand the introduction of new competing products, especially from the Asia-Pacificregion; risks associated with international sales and operations; risks associatedwith information securities and the risks, uncertainties and other factors discussedunder “Risk Factors” and “Management’s Discussion and Analysis of FinancialCondition and Results of Operations” in Rockwood’s Form 10-K for the year endedDecember 31, 2012 and other periodic reports filed with or furnished to theSecurities and Exchange Commission. Rockwood does not undertake any obligationto publicly update or revise any forward-looking statement, whether as a result ofnew information, future events or otherwise.

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